Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL YEAR ENDED MARCH 1, 2008

•                  Earnings per Diluted Share of $.66 for Q4; $2.10 for Full Year

•                  Quarterly Comparable Store Sales Decrease by 0.4%

•                  Estimates Fiscal 2008 Earnings per Diluted Share Decline of Low Double Digit to Mid Teens Percentage from Fiscal 2007

•                  Estimates Fiscal First Quarter 2008 Earnings of Approximately $.26 to $.30 per Diluted Share

UNION, New Jersey, April 9, 2008 --- Bed Bath & Beyond Inc. today reported net earnings of $.66 per diluted share ($172.9 million) in the fiscal fourth quarter (thirteen weeks) ended March 1, 2008.  Net earnings for the fiscal fourth quarter of 2006 (fourteen weeks) were $.72 per diluted share ($205.8 million), which included an additional week and reflected a non-recurring charge of approximately $.07 per diluted share.

Net sales for the fiscal fourth quarter (thirteen weeks) were approximately $1.933 billion, a decrease of approximately 3.1% from the fiscal fourth quarter (fourteen weeks) of 2006.  Sales for the fiscal fourth quarter of 2007 were impacted by there being one less week in the period and by the fact that the week after Thanksgiving fell in the fiscal third quarter compared to falling in the fiscal fourth quarter of 2006.  Comparable store sales for the fiscal fourth quarter of 2007 decreased by approximately 0.4% compared with an increase of approximately 5.2% in last year’s fiscal fourth quarter.  Comparable store sales percentages are calculated based on an equivalent number of weeks for each quarter.

Net earnings for the fiscal year (fifty-two weeks) ended March 1, 2008 were $2.10 per diluted share ($562.8 million), compared with net earnings per diluted share of $2.09 ($594.2 million) a year ago, which was a fifty-three week year and included the aforementioned non-recurring charge of approximately $.07 per diluted share.

Net sales for fiscal 2007 (fifty-two weeks), were approximately $7.049 billion, an increase of approximately 6.5% from the prior fiscal year (fifty-three weeks).  Comparable store sales for fiscal 2007 increased by approximately 1.0% compared with an increase of approximately 4.9% in fiscal 2006.  Comparable store sales percentages are calculated based on an equivalent number of weeks for each annual period.

During the fiscal fourth quarter of 2007, the Company repurchased approximately 3.6 million shares of its common stock for an aggregate cost of approximately $102 million. This included the completion of the $1 billion share repurchase program authorized in 2006.  As of March 1, 2008, the balance remaining of the share repurchase program authorized in September 2007 was approximately $967 million dollars.

Assuming no significant change in the macroeconomic environment, the Company estimates that its fiscal 2008 earnings per diluted share will decline from a low double digit percentage to a mid teens percentage from the $2.10 per diluted share reported for fiscal 2007. This estimate is based, in part, upon the assumption that the comparable store sales for all of fiscal 2008 will be relatively flat to slightly negative.  For the fiscal first quarter, the Company estimates earnings to be approximately $.26 to $.30 per diluted share.

As of March 1, 2008, the Company operated a total of 971 stores, including 881 Bed Bath & Beyond stores (22 of which were opened during the fiscal fourth quarter, including the Company’s first store in Canada), in 49 states, the District of Columbia, Puerto Rico and Canada.  In addition, as of March 1, 2008 Christmas Tree Shops operated 41 stores, buybuy BABY operated 9 stores, and 40 stores operated under the names of Harmon and Harmon Face Values.  Consolidated store space as of March 1, 2008 was approximately 30.2 million square feet.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any tax implications relating to the Company’s stock option grants, the outcome of a shareholder derivative action filed against certain of the Company’s officers and directors and related matters, and the possibility of other private litigation relating to such stock option grants and related matters. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908-688-0888):

Ronald Curwin	Ext: 4550
Kenneth C. Frankel	Ext: 4554
Lisa S. Kaplowitz	Ext: 4083

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 1,	March 3,	March 1,	March 3,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)

Net sales	$1,933,186	$1,994,987	$7,048,942	$6,617,429
Cost of sales	1,134,088	1,132,005	4,123,711	3,782,027
Gross profit	799,098	862,982	2,925,231	2,835,402
Selling, general and administrative expenses	539,656	553,087	2,087,209	1,946,001
Operating profit	259,442	309,895	838,022	889,401
Interest income	5,635	13,248	27,210	43,478
Earnings before provision for income taxes	265,077	323,143	865,232	932,879
Provision for income taxes	92,156	117,301	302,424	338,635
Net earnings	$172,921	$205,842	$562,808	$594,244

Net earnings per share - Basic	$0.67	$0.74	$2.13	$2.12
Net earnings per share - Diluted	$0.66	$0.72	$2.10	$2.09

Weighted average shares outstanding - Basic	258,075	279,079	264,824	280,199
Weighted average shares outstanding - Diluted	260,852	284,431	268,409	284,956

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 1,	March 3,
	2008	2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$224,084	$213,381
Short term investment securities	—	774,881
Merchandise inventories	1,616,981	1,505,800
Other current assets	238,646	204,552

Total current assets	2,079,711	2,698,614

Long term investment securities	326,004	102,692
Property and equipment, net	1,121,906	929,507
Other assets	316,472	228,491

	$3,844,093	$3,959,304

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$570,605	$615,156
Accrued expenses and other current liabilities	258,989	245,267
Merchandise credit and gift card liabilities	171,252	143,737
Current income taxes payable	13,266	140,913

Total current liabilities	1,014,112	1,145,073

Deferred rent and other liabilities	192,778	165,080
Income taxes payable	75,375	—

Total liabilities	1,282,265	1,310,153

Total shareholders’ equity	2,561,828	2,649,151

	$3,844,093	$3,959,304

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	March 1,	March 3,
	2008	2007
	(unaudited)

Cash Flows from Operating Activities:

Net earnings	$562,808	$594,244
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	157,770	132,955
Amortization of bond premium	1,538	3,532
Stock-based compensation	43,755	52,596
Tax benefit from stock-based compensation	2,719	6,691
Deferred income taxes	2,315	(87,225)
(Increase) decrease in assets, net of effect of acquisition:
Merchandise inventories	(96,673)	(204,080)
Trading investment securities	(3,020)	(2,958)
Other current assets	(16,217)	(38,241)
Other assets	529	(695)
(Decrease) increase in liabilities, net of effect of acquisition:
Accounts payable	(31,764)	75,883
Accrued expenses and other current liabilities	15,774	9,784
Merchandise credit and gift card liabilities	24,430	30,223
Income taxes payable	(74,530)	21,575
Deferred rent and other liabilities	25,102	19,348

Net cash provided by operating activities	614,536	613,632

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	—	(124,125)
Redemption of held-to-maturity investment securities	494,526	309,818
Purchase of available-for-sale investment securities	(1,495,155)	(1,443,115)
Redemption of available-for-sale investment securities	1,546,430	1,177,250
Capital expenditures	(358,210)	(317,501)
Payment for acquisition, net of cash acquired	(85,893)	—

Net cash provided by (used in) investing activities	101,698	(397,673)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	22,672	43,393
Excess tax benefit from stock-based compensation	5,990	14,001
Repurchase of common stock, including fees	(734,193)	(301,002)
Payment of deferred purchase price for acquisition	—	(6,667)

Net cash used in financing activities	(705,531)	(250,275)

Net increase (decrease) in cash and cash equivalents	10,703	(34,316)

Cash and cash equivalents:
Beginning of period	213,381	247,697
End of period	$224,084	$213,381